CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The General Partner and Unitholders
AllianceBernstein L.P.
AllianceBernstein Holding L.P.

We consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 1 to Registration Statement File No. 333-127445 on Form N-4 of our reports dated February 24, 2006, with respect to the consolidated statements of financial condition of AllianceBernstein L.P. as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in partners' capital and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2005, and the statements of financial condition of AllianceBernstein Holding L.P. as of December 31, 2005 and 2004, and the related statements of income, changes in partners' capital and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2005, and the related AllianceBernstein L.P. and AllianceBernstein Holding L.P. reports on management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005. We also consent to the reference of our firm as experts under the heading "Custodian and Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/ KPMG LLP
New York, New York
April 19, 2006